CAMPBELL REPORTS SECOND-QUARTER FISCAL 2023 RESULTS
Double-digit Net Sales and EPS Growth; Raises Fiscal 2023 Guidance

•Net Sales increased 12% and Organic Net Sales increased 13% due to favorable net price realization and continued brand strength.
•Reported Earnings Before Interest and Taxes (EBIT) increased 8% to $350 million. Adjusted EBIT increased 14% to $362 million.
•Reported Earnings Per Share (EPS) increased 10% to $0.77. Adjusted EPS increased 16% to $0.80.
•Raises full-year fiscal 2023 net sales guidance and raises the midpoint of adjusted EBIT and adjusted EPS guidance range reflecting the continued strength of the company's performance

CAMDEN, N.J., Mar. 8, 2023—Campbell Soup Company (NYSE:CPB) today reported results for its second-quarter fiscal 2023 ended January 29, 2023.

CEO Comments
“The momentum of our business continued as we delivered double-digit sales and earnings per share growth for a second consecutive quarter. While the top line benefited from favorable net price realization, we also continued to see strong brand health. This demonstrates our powerful connection with consumers, especially as they turn to our products for the value they need to navigate the current economic environment,” said Campbell's President and CEO, Mark Clouse. “The second-quarter results were consistent with our expectations and driven by the teams' focused execution and improved capabilities that are turning our supply chain into a competitive advantage. We are confident in our ability to deliver strong performance for the full year as reflected in our updated fiscal 2023 guidance.”

	Three Months Ended			Six Months Ended
($ in millions, except per share)	January 29, 2023	January 30, 2022	% Change	January 29, 2023	January 30, 2022	% Change
Net Sales
As Reported (GAAP)	$2,485	$2,209	12%	$5,060	$4,445	14%
Organic			13%			14%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$350	$323	8%	$786	$699	12%
Adjusted	$362	$318	14%	$812	$707	15%
Diluted Earnings Per Share
As Reported (GAAP)	$0.77	$0.70	10%	$1.76	$1.56	13%
Adjusted	$0.80	$0.69	16%	$1.82	$1.58	15%

Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Six Months Ended
	January 29, 2023	January 30, 2022	January 29, 2023	January 30, 2022
As Reported (GAAP)	$0.77	$0.70	$1.76	$1.56

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.03	$0.01	$0.04	$0.02

Pension actuarial losses (gains)	$(0.01)	$(0.03)	$0.02	$(0.01)

Commodity mark-to-market adjustments	$0.01	$—	$—	$0.01

Adjusted*	$0.80	$0.69	$1.82	$1.58
*Numbers may not add due to rounding.

Second-Quarter Results
Net sales in the quarter increased 12% versus the prior year to $2.5 billion. Organic net sales increased 13% as favorable inflation-driven net price realization was partially offset by volume / mix declines.

Gross profit increased to $759 million from $669 million in the prior year. As a percent of sales, gross profit margin was 30.5% compared to 30.3% in the prior year. Excluding items impacting comparability, adjusted gross profit increased to $763 million from $671 million. Excluding items impacting comparability, adjusted gross profit margin increased 30 basis points to 30.7% as favorable net price realization and supply chain productivity improvements were partially offset by continued cost inflation and higher other supply chain costs as well as unfavorable volume / mix.

Marketing and selling expenses increased 10% to $217 million and represented approximately 9% of net sales. The increase was driven by higher advertising and consumer promotion expense (A&C), which increased 17% versus moderated levels in the prior year, and higher selling expenses, partially offset by increased benefits from cost savings initiatives.

Administrative expenses increased 10% to $162 million. Excluding items impacting comparability, adjusted administrative expenses increased by $13 million, or 9%, to $157 million due to higher general administrative costs and inflation, higher benefit-related costs and higher incentive compensation, partially offset by lower expenses related to the settlement of certain legal claims.

Other expenses / (income) were $0 million compared to other income of $19 million in the prior year. Excluding items impacting comparability, adjusted other expenses were $6 million compared to adjusted other income of $9 million in the prior year primarily due to lower pension and postretirement benefit income this year.

As reported EBIT increased to $350 million from $323 million in the prior year. Excluding items impacting comparability, adjusted EBIT increased 14% compared to the prior year to $362 million primarily due to higher adjusted gross profit, partially offset by higher marketing and selling expenses, higher adjusted other expenses and higher adjusted administrative expenses.

Net interest expense was $45 million compared to $46 million in the prior year. The tax rate was 23.9% compared to 23.5% in the prior year. Excluding items impacting comparability, the adjusted tax rate increased 50 basis points to 24.0% compared to 23.5% in the prior year primarily due to the impact of state tax law changes in the prior year.

As reported EPS increased to $0.77 per share compared to $0.70 per share in the prior year. Excluding items impacting comparability, adjusted EPS increased $0.11, or 16%, to $0.80 per share compared to $0.69 per share in the prior year, primarily reflecting the increase in adjusted EBIT, partially offset by a higher adjusted effective tax rate.

First-Half Results
Net sales, both reported and organic, increased 14% versus the prior year to $5.1 billion driven by favorable inflation-driven net price realization, partially offset by volume / mix declines.

As reported EBIT increased 12% compared to the prior year to $786 million. Excluding items impacting comparability, adjusted EBIT increased 15% compared to the prior year to $812 million primarily due to higher adjusted gross profit, partially offset by higher marketing and selling expenses, higher adjusted other expenses and higher adjusted administrative expenses.

Net interest expense was $91 million compared to $93 million in the prior year. The tax rate was 23.9% compared to 21.9% in the prior year. Excluding items impacting comparability, the adjusted tax rate increased 190 basis points to 23.9% compared to 22.0% in the prior year, primarily due to the favorable resolution of several tax matters and the impact of state tax law changes in the prior year.

As reported EPS increased to $1.76 per share compared to $1.56 per share in the prior year. Excluding items impacting comparability, adjusted EPS increased $0.24, or 15% compared to the prior year, to $1.82 per share primarily reflecting the increase in adjusted EBIT, lower interest expense and a benefit in a reduction of the weighted average diluted shares outstanding, partially offset by a higher adjusted tax rate.

Cash flow from operations decreased from $766 million in the prior year to $732 million primarily due to changes in working capital, partially offset by higher cash earnings. Capital expenditures were $155 million compared to $129 million in the prior year. In line with the company’s commitment to return value to its shareholders, the company paid $226 million of cash dividends and repurchased common stock of approximately $66 million. At the end of the second quarter, the company had approximately $375 million remaining under the current $500 million strategic share repurchase program and approximately $106 million remaining under its $250 million anti-dilutive share repurchase program.

Cost Savings Program from Continuing Operations
In the second quarter, Campbell achieved $10 million of total savings under its multi-year cost savings program, inclusive of Snyder’s-Lance integration synergies, bringing total program-to-date cost savings to $870 million. Campbell remains on track to deliver savings of $1 billion by the end of fiscal 2025.

Full-Year Fiscal 2023 Guidance
Campbell is raising its full-year fiscal 2023 net sales outlook and raising the midpoint of its adjusted EBIT and adjusted EPS outlook from the guidance provided on December 7, 2022. The higher revenue expectations reflect the strength of Campbell’s brands with price elasticities remaining favorable to historical norms and continued strong supply chain execution.

Updated adjusted EBIT and adjusted EPS guidance reflect planned investment to sustain momentum and value for consumers, as well as higher year-over-year estimated pension and post retirement headwinds.

Fiscal year 2023 pre-tax pension and post-retirement benefit income is now expected to be lower by approximately $45 million, or $0.12 per share, compared to the prior year. This represents approximately 3.5% of adjusted EBIT growth and approximately 4% of adjusted EPS growth, a 50-basis point increase from previous estimates as a result of interim remeasurements. The plans continue to be well-funded.

The full-year fiscal 2023 guidance is set forth in the table below:

	FY2022 Results	Previous FY2023 Guidance	Updated FY2023 Guidance
($ in millions, except per share)
Net Sales	$8,562	+7% to +9%	+8.5% to +10%
Organic Net Sales		+7% to +9%	+8.5% to +10%

Adjusted EBIT	$1,297*	+2.5% to +6.5%	+4.5% to +6.5%

Adjusted EPS	$2.85*	+2% to +5%	+3.5% to +5%
		$2.90 to $3.00	$2.95 to $3.00

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for fiscal 2023 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended January 29, 2023
	($ in millions)
	Meals & Beverages	Snacks	Total*
Net Sales, as Reported	$1,408	$1,077	$2,485

Volume and Mix	(4)%	2%	(2)%
Net Price Realization	15%	13%	14%
Organic Net Sales	11%	15%	13%
Currency	(1)%	—%	—%
% Change vs. Prior Year	10%	15%	12%

Segment Operating Earnings	$249	$150
% Change vs. Prior Year	17%	24%

*Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

	Six Months Ended January 29, 2023
	($ in millions)
	Meals & Beverages*	Snacks	Total*
Net Sales, as Reported	$2,863	$2,197	$5,060

Volume and Mix	(2)%	—%	(1)%
Net Price Realization	16%	15%	16%
Organic Net Sales	13%	15%	14%
Currency	(1)%	—%	—%
% Change vs. Prior Year	13%	15%	14%

Segment Operating Earnings	$580	$303
% Change vs. Prior Year	18%	22%

*Numbers do not add due to rounding.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales increased 10%. Organic net sales increased 11% in the quarter primarily due to increases in U.S. retail products, including U.S. soup, Prego pasta sauces and Pace Mexican sauces, as well as gains in foodservice. Favorable net price realization was partially offset by modest volume / mix declines. Sales of U.S. soup increased 7% primarily due to increases in ready-to-serve soups and condensed soups.

Operating earnings in the quarter increased 17% primarily due to higher gross profit, partially offset by higher marketing and selling expenses. Gross profit margin increased slightly due to the impact of favorable net price realization and supply chain productivity improvements, partially offset by higher cost inflation and other supply chain costs and unfavorable volume / mix.

Snacks
Net sales, both reported and organic, increased 15% driven by sales of power brands, which were up 20%. Sales growth was driven by increases in cookies and crackers, primarily Goldfish crackers and Pepperidge Farm cookies, and in salty snacks, primarily Snyder's of Hanover pretzels, Snack Factory pretzel crisps, and Kettle Brand potato chips. Sales benefited from favorable net price realization and volume / mix increases lapping significant supply constraints in the prior year.

Operating earnings in the quarter increased 24% primarily due to higher gross profit, partially offset by higher marketing and selling expenses. Gross profit margin increased due to the impact of favorable net price realization and supply chain productivity improvements, partially offset by higher cost inflation and other supply chain costs.

Corporate

Corporate expense was $40 million in the second quarter of fiscal 2023 compared to $11 million in the prior year. Corporate expense in the current quarter included costs of $5 million related to cost savings initiatives, unrealized mark-to-market losses on outstanding undesignated commodity hedges of $4 million and pension actuarial gains of $6 million. Corporate expense in the second quarter of fiscal 2022 included costs of $5 million related to cost savings initiatives and pension actuarial gains of $10 million. After factoring in these items, the remaining increase in Corporate expense was primarily due to lower pension and postretirement benefit income and higher administrative expenses.

Conference Call and Webcast
Campbell will host a conference call to discuss these results today at 8:00 a.m. Eastern Time. Participants calling from the U.S. may dial in using the toll-free phone number (888) 210-3346. Participants calling from outside the U.S. may dial in using phone number +1 (646) 960-0253. The conference access code is 2518868. In addition to dial-in, access to a live listen-only audio webcast and accompanying slide presentation, as well as a replay of the webcast, will be available at investor.campbellsoupcompany.com/events-and-presentations.

Reportable Segments
Campbell Soup Company earnings results are reported as follows:

Meals & Beverages, which consists of our soup, simple meals and beverage products in retail and foodservice in U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; and Campbell’s tomato juice. The segment also includes snacking products in foodservice and Canada.

Snacks, which consists of Pepperidge Farm cookies*, crackers, fresh bakery and frozen products, including Goldfish crackers*, Snyder’s of Hanover pretzels*, Lance sandwich crackers*, Cape Cod potato chips*, Kettle Brand potato chips*, Late July snacks*, Snack Factory pretzel crisps*, Pop Secret popcorn, Emerald nuts, and other snacking products in retail in the U.S. We refer to the * brands as our "power brands." The segment also includes the retail business in Latin America.

About Campbell Soup Company
For more than 150 years, Campbell (NYSE:CPB) has been connecting people through food they love. Generations of consumers have trusted Campbell to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, Campbell generated fiscal 2022 net sales of nearly $8.6 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Pace, Pacific Foods, Pepperidge Farm, Prego, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
rebecca_gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements

This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation; (2) the impacts of, and associated responses to, the COVID-19 pandemic on our business, suppliers, customers, consumers and employees; (3) the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; (4) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (5) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (6) the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; (7) disruptions in or inefficiencies to the company’s supply chain and/or operations; (8) the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; (9) the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (10) changes in consumer demand for the company’s products and favorable perception of the company’s brands; (11) changing inventory management practices by certain of the company’s key customers; (12) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; (13) product quality and safety issues, including recalls and product liabilities; (14) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (15) the uncertainties of litigation and regulatory actions against the company; (16) the costs, disruption and diversion of management’s attention associated with activist investors; (17) a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; (18) impairment to goodwill or other intangible assets; (19) the company’s ability to protect its intellectual property rights; (20) increased liabilities and costs related to the company’s defined benefit pension plans; (21) the company’s ability to attract and retain key talent; (22) goals and initiatives related to, and the impacts of, climate change, including weather-related events; (23) negative changes and volatility in financial and credit markets, deteriorating economic conditions and other external factors, including changes in laws and regulations; (24) unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, armed hostilities (including the ongoing conflict between Russia and Ukraine), extreme weather conditions, natural disasters, other pandemics or other calamities; and (25) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 29, 2023	January 30, 2022
Net sales	$2,485	$2,209
Costs and expenses
Cost of products sold	1,726	1,540
Marketing and selling expenses	217	197
Administrative expenses	162	147
Research and development expenses	21	21
Other expenses / (income)	—	(19)
Restructuring charges	9	—
Total costs and expenses	2,135	1,886
Earnings before interest and taxes	350	323
Interest, net	45	46
Earnings before taxes	305	277
Taxes on earnings	73	65
Net earnings	232	212
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$232	$212
Per share - basic
Net earnings attributable to Campbell Soup Company	$.78	$.70
Weighted average shares outstanding - basic	299	302
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.77	$.70
Weighted average shares outstanding - assuming dilution	301	303

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 29, 2023	January 30, 2022
Net sales	$5,060	$4,445
Costs and expenses
Cost of products sold	3,467	3,054
Marketing and selling expenses	418	367
Administrative expenses	320	303
Research and development expenses	42	42
Other expenses / (income)	18	(20)
Restructuring charges	9	—
Total costs and expenses	4,274	3,746
Earnings before interest and taxes	786	699
Interest, net	91	93
Earnings before taxes	695	606
Taxes on earnings	166	133
Net earnings	529	473
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$529	$473
Per share - basic
Net earnings attributable to Campbell Soup Company	$1.77	$1.57
Weighted average shares outstanding - basic	299	302
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.76	$1.56
Weighted average shares outstanding - assuming dilution	301	303

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 29, 2023	January 30, 2022	Percent Change
Sales
Contributions:
Meals & Beverages	$1,408	$1,275	10%
Snacks	1,077	934	15%
Total sales	$2,485	$2,209	12%
Earnings
Contributions:
Meals & Beverages	$249	$213	17%
Snacks	150	121	24%
Total operating earnings	399	334	19%
Corporate income (expense)	(40)	(11)
Restructuring charges	(9)	—
Earnings before interest and taxes	350	323	8%
Interest, net	45	46
Taxes on earnings	73	65
Net earnings	232	212	9%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$232	$212	9%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.77	$.70	10%

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 29, 2023	January 30, 2022	Percent Change
Sales
Contributions:
Meals & Beverages	$2,863	$2,541	13%
Snacks	2,197	1,904	15%
Total sales	$5,060	$4,445	14%
Earnings
Contributions:
Meals & Beverages	$580	$493	18%
Snacks	303	249	22%
Total operating earnings	883	742	19%
Corporate income (expense)	(88)	(43)
Restructuring charges	(9)	—
Earnings before interest and taxes	786	699	12%
Interest, net	91	93
Taxes on earnings	166	133
Net earnings	529	473	12%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$529	$473	12%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.76	$1.56	13%

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	January 29, 2023	January 30, 2022
Current assets	$2,087	$1,980
Plant assets, net	2,318	2,330
Intangible assets, net	7,152	7,197
Other assets	410	484
Total assets	$11,967	$11,991
Current liabilities	$2,699	$2,322
Long-term debt	3,992	4,565
Other liabilities	1,675	1,752
Total equity	3,601	3,352
Total liabilities and equity	$11,967	$11,991
Total debt	$4,570	$5,029
Total cash and cash equivalents	$158	$357

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Six Months Ended
	January 29, 2023	January 30, 2022
Cash flows from operating activities:
Net earnings	$529	$473
Adjustments to reconcile net earnings to operating cash flow
Restructuring charges	9	—
Stock-based compensation	31	31
Pension and postretirement benefit expense (income)	3	(35)
Depreciation and amortization	176	166
Deferred income taxes	2	31
Other	51	40
Changes in working capital
Accounts receivable	(63)	(17)
Inventories	(6)	22
Other current assets	(12)	(5)
Accounts payable and accrued liabilities	38	78
Other	(26)	(18)
Net cash provided by operating activities	732	766
Cash flows from investing activities:
Purchases of plant assets	(155)	(129)
Purchases of route businesses	(3)	—
Sales of route businesses	—	2
Other	—	2
Net cash used in investing activities	(158)	(125)
Cash flows from financing activities:
Short-term borrowings, including commercial paper	1,389	444
Short-term repayments, including commercial paper	(1,626)	(486)
Dividends paid	(226)	(228)
Treasury stock purchases	(66)	(65)
Treasury stock issuances	22	1
Payments related to tax withholding for stock-based compensation	(18)	(18)
Net cash used in financing activities	(525)	(352)
Effect of exchange rate changes on cash	—	(1)
Net change in cash and cash equivalents	49	288
Cash and cash equivalents — beginning of period	109	69
Cash and cash equivalents — end of period	$158	$357

Reconciliation of GAAP to Non-GAAP Financial Measures
Second Quarter Ended January 29, 2023
Campbell Soup Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; restructuring charges and related costs; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains and losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; or impairment charges. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions and divestitures. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	January 29, 2023			January 30, 2022	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,408	$8	$1,416	$1,275	10%	11%
Snacks	1,077	—	1,077	934	15%	15%
Total Net Sales	$2,485	$8	$2,493	$2,209	12%	13%

Six Months Ended
	January 29, 2023			January 30, 2022	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$2,863	$15	$2,878	$2,541	13%	13%
Snacks	2,197	—	2,197	1,904	15%	15%
Total Net Sales	$5,060	$15	$5,075	$4,445	14%	14%
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of restructuring charges and related costs, actuarial gains or losses on pension and postretirement plans, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, and losses on the extinguishment of debt. Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years.
In the second quarter of fiscal 2023, the company recorded Restructuring charges of $9 million and implementation costs and other related costs of $5 million in Administrative expenses (aggregate impact of $10 million after tax, or $.03 per share) related to these initiatives. In the second quarter of fiscal 2022, the company recorded implementation costs and other related costs of $3 million in Administrative expenses and $2 million in Cost of products sold (aggregate impact of $4 million after tax, or $.01 per share) related to these initiatives. In the six-month period of fiscal

2023, the company recorded Restructuring charges of $9 million and implementation costs and other related costs of $8 million in Administrative expenses (aggregate impact of $13 million after tax, or $.04 per share) related to these initiatives. In the six-month period of fiscal 2022, the company recorded implementation costs and other related costs of $5 million in Administrative expenses and $4 million in Cost of products sold (aggregate impact of $7 million after tax, or $.02 per share) related to these initiatives. For the year ended July 31, 2022, the company recorded Restructuring charges of $5 million and implementation costs and other related costs of $20 million in Administrative expenses, $5 million in Cost of products sold and $1 million in Marketing and selling expenses (aggregate impact of $24 million after tax, or $.08 per share) related to these initiatives.
(2)In the second quarter of fiscal 2023, the company recognized actuarial gains in Other expenses / (income) of $6 million ($4 million after tax, or $.01 per share). In the second quarter of fiscal 2022, the company recognized actuarial gains in Other expenses / (income) of $10 million ($8 million after tax, or $.03 per share). In the six-month period of fiscal 2023, the company recognized actuarial losses in Other expenses / (income) of $9 million ($7 million after tax, or $.02 per share). In the six-month period of fiscal 2022, the company recognized actuarial gains in Other expenses / (income) of $4 million ($3 million after tax, or $.01 per share). The actuarial gains and losses related to interim remeasurements of certain pension plans due to lump sum distributions that exceeded or are expected to exceed service and interest costs resulting in settlement accounting for the plans. For the year ended July 31, 2022, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $44 million ($33 million after tax, or $.11 per share).
(3)In the second quarter of fiscal 2023, the company recognized losses in Cost of products sold of $4 million ($3 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the six-month period of fiscal 2022, the company recognized losses in Cost of products sold of $3 million ($2 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 31, 2022, the company recognized losses in Cost of products sold of $59 million ($44 million after tax, or $.15 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(4)For the year ended July 31, 2022, the company recorded a loss in Interest expense of $4 million ($3 million after tax, or $.01 per share) on the extinguishment of debt.
The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	January 29, 2023			January 30, 2022
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$759	$4	$763	$669	$2	$671	14%
Gross profit margin	30.5%		30.7%	30.3%		30.4%	30 pts

Administrative expenses	$162	$(5)	$157	$147	$(3)	$144	9%
Other expenses / (income)	$—	$6	$6	$(19)	$10	$(9)
Restructuring charges	$9	$(9)	$—	$—	$—	$—

Earnings before interest and taxes	$350	$12	$362	$323	$(5)	$318	14%
Interest, net	45	—	45	46	—	46	(2)%
Earnings before taxes	$305	$12	$317	$277	$(5)	$272
Taxes	73	3	76	65	(1)	64
Effective income tax rate	23.9%		24.0%	23.5%		23.5%	50 pts
Net earnings attributable to Campbell Soup Company	$232	$9	$241	$212	$(4)	$208	16%
Diluted net earnings per share attributable to Campbell Soup Company	$.77	$.03	$.80	$.70	$(.01)	$.69	16%
(a)See following table for additional information.

	Three Months Ended
	January 29, 2023				January 30, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Adjustments
Gross profit	$—	$—	$4	$4	$2	$—	$2
Administrative expenses	(5)	—	—	(5)	(3)	—	(3)
Other expenses / (income)	—	6	—	6	—	10	10
Restructuring charges	(9)	—	—	(9)	—	—	—
Earnings before interest and taxes	$14	$(6)	$4	$12	$5	$(10)	$(5)
Interest, net	—	—	—	—	—	—	—
Earnings before taxes	$14	$(6)	$4	$12	$5	$(10)	$(5)
Taxes	4	(2)	1	3	1	(2)	(1)
Net earnings attributable to Campbell Soup Company	$10	$(4)	$3	$9	$4	$(8)	$(4)
Diluted net earnings per share attributable to Campbell Soup Company*	$.03	$(.01)	$.01	$.03	$.01	$(.03)	$(.01)
*The sum of individual per share amounts may not add due to rounding.

	Six Months Ended
	January 29, 2023			January 30, 2022
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross profit	$1,593	$—	$1,593	$1,391	$7	$1,398	14%
Gross profit margin	31.5%		31.5%	31.3%		31.5%	0 pts

Administrative expenses	$320	$(8)	$312	$303	$(5)	$298	5%
Other expenses / (income)	$18	$(9)	$9	$(20)	$4	$(16)
Restructuring charges	$9	$(9)	$—	$—	$—	$—

Earnings before interest and taxes	$786	$26	$812	$699	$8	$707	15%
Interest, net	91	—	91	93	—	93	(2)%
Earnings before taxes	$695	$26	$721	$606	$8	$614
Taxes	166	6	172	133	2	135
Effective income tax rate	23.9%		23.9%	21.9%		22.0%	190 pts
Net earnings attributable to Campbell Soup Company	$529	$20	$549	$473	$6	$479	15%
Diluted net earnings per share attributable to Campbell Soup Company*	$1.76	$.07	$1.82	$1.56	$.02	$1.58	15%
(a)See following table for additional information.
*The sum of individual per share amounts may not add due to rounding.

	Six Months Ended
	January 29, 2023			January 30, 2022
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Adjustments	Restructuring charges, implementation costs and other related costs (1)	Pension and postretirement adjustments (2)	Commodity mark-to-market (3)	Adjustments
Gross profit	$—	$—	$—	$4	$—	$3	$7
Administrative expenses	(8)	—	(8)	(5)	—	—	(5)
Other expenses / (income)	—	(9)	(9)	—	4	—	4
Restructuring charges	(9)	—	(9)	—	—	—	—
Earnings before interest and taxes	$17	$9	$26	$9	$(4)	$3	$8
Interest, net	—	—	—	—	—	—	—
Earnings before taxes	$17	$9	$26	$9	$(4)	$3	$8
Taxes	4	2	6	2	(1)	1	2
Net earnings attributable to Campbell Soup Company	$13	$7	$20	$7	$(3)	$2	$6
Diluted net earnings per share attributable to Campbell Soup Company*	$.04	$.02	$.07	$.02	$(.01)	$.01	$.02
*The sum of individual per share amounts may not add due to rounding.

(millions, except per share amounts)	Year Ended July 31, 2022
Gross profit, as reported	$2,627
Add: Restructuring charges, implementation costs and other related costs (1)	5
Add: Commodity mark-to-market adjustments (3)	59
Adjusted Gross profit	$2,691
Adjusted Gross profit margin	31.4%
Earnings before interest and taxes, as reported	$1,163
Add: Restructuring charges, implementation costs and other related costs (1)	31
Add: Pension and postretirement adjustments (2)	44
Add: Commodity mark-to-market adjustments (3)	59
Adjusted Earnings before interest and taxes	$1,297
Interest, net, as reported	$188
Deduct: Loss on debt extinguishment (4)	(4)
Adjusted Interest, net	$184
Adjusted Earnings before taxes	$1,113
Taxes on earnings, as reported	$218
Add: Tax benefit from restructuring charges, implementation costs and other related costs (1)	7
Add: Tax benefit from pension and postretirement adjustments (2)	11
Add: Tax benefit from commodity mark-to-market adjustments (3)	15
Add: Tax benefit from loss on debt extinguishment (4)	1
Adjusted Taxes on earnings	$252
Adjusted effective income tax rate	22.6%
Net earnings attributable to Campbell Soup Company, as reported	$757
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	24
Add: Net adjustment from pension and postretirement adjustments (2)	33
Add: Net adjustment from commodity mark-to-market adjustments (3)	44
Add: Net adjustment from loss on debt extinguishment (4)	3
Adjusted Net earnings attributable to Campbell Soup Company	$861
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.51
Add: Net adjustment from restructuring charges, implementation costs and other related costs (1)	.08
Add: Net adjustment from pension and postretirement adjustments (2)	.11
Add: Net adjustment from commodity mark-to-market adjustments (3)	.15
Add: Net adjustment from loss on debt extinguishment (4)	.01
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$2.85
*The sum of individual per share amounts may not add due to rounding.